Exhibit 10.1

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement

March 23, 2026

i

Investment Agreement

This Investment Agreement (the “Agreement”) was entered into on 23 March 2026 (the “Signing Date”) in Mainland China (“China” , which, for the purposes of this Agreement only, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan):

1.	Guangzhou Yinlian Culture Co., Ltd., a limited liability company duly established and validly existing under the laws of China, has its registered address at Room Z345, 17th Floor, Building A, No. 298 Yanjiang Middle Road, Yuexiu District, Guangzhou (the “Company”).

2.	Guangzhou Maltose Culture Communication Co., Ltd. is a limited liability company that is legally established and validly existing under the laws of China. Its registered address is Unit 901, 9th Floor, No. 490 Tianhe Road, Tianhe District, Guangzhou (hereinafter referred to as “Maltose Culture”).

3.	Guangzhou Qingniao Culture Co., Ltd. is a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 701, West Wing, No. 2 Shuiyin Road, Yuexiu District, Guangzhou (hereinafter referred to as “Qingniao Culture”).

4.	Shenzhen Yaojin Creative Media Co., Ltd. is a limited liability company that is legally established and validly existing under the laws of China. Its registered address is D2-030, Chegongmiao Metro Station, Tianan Community, Shatou Street, Futian District, Shenzhen (hereinafter referred to as “Yaojin Creative”).

5.	Cai Yuanyao A Chinese citizen, whose ID number is [*];

6.	FiEE (HK) Limited, a limited liability company duly incorporated and validly existing under the laws of Hong Kong, with its office address at Room A1, 29/F, Block A, TML Building, 3 Hoi Shing Road, Tsuen Wan, Hong Kong (hereinafter referred to as “FiEE” or “the Investor”);

7.	Zhang Dingcheng, a Chinese citizen, ID number [*];

8.	Zhang Rong Zhang Dingcheng and Zhang Rong are both referred to as “key personnel” (Zhang Dingcheng and Zhang Rong are both Chinese citizens with ID number [*]).

In this Agreement, the aforementioned parties are individually referred to as a “Party” and collectively as the “Parties”.

Given

1.	The company is a limited liability company incorporated and validly existing under the laws of China;

2.	The investor agrees to invest in the company in accordance with the terms and conditions stipulated in this agreement, and the company’s existing shareholders agree to the investor’s corresponding investment in the company.

In view of the above, and in accordance with applicable laws and regulations, and based on the principles of equality and mutual benefit, the parties have reached the following agreement through friendly consultation.

Article 1 Definition

For the purposes of this Agreement, unless otherwise defined herein, the following terms appearing in this Agreement shall have the following meanings:

1.1	“Company”	refers to Guangzhou Yinlian Culture Co., Ltd.

1.2	“Group companies”	means the Company and any of its subsidiaries and any entities controlled by the aforementioned entities, collectively referred to as the “Group companies” and individually as “each Group company” .

1.3	“Main business”	refers to the copyright agency business that the company engages in, as well as other businesses that may be carried out in the future with the proper approval of the shareholders’ meeting and/or the board of directors.

1.4	“Registration Authority”	refers to the State Administration for Market Regulation of China and/or its local authorized branches.

1.5	“Renminbi, RMB”	refers to China’s legal tender.

1.6	“Dollar, USD”	refers to the legal tender of the United States.

1.7	“Material adverse effect”	means any single or combined circumstance, influence or change that, alone or with sufficient evidence, will or may cause (1) material loss, material burden, material negative impact or material adverse change to the Company’s business, operations, assets (tangible or intangible), liabilities (including contingent liabilities), operating results (including but not limited to the Company’s qualifications, licenses or capabilities to conduct its current or future business), financial condition or prospects; (2) material damage or material adverse change to the Company’s ability to perform the transaction documents and complete the transaction (as defined below); (3) adversely affect the validity of the transaction documents and their binding force on the Company, or the transaction cannot be carried out legally or fully, or the basis of the transaction is lost or fundamentally changed, resulting in a material impairment of the transaction value; (4) cause a loss of more than 10% to the Company’s net assets compared to the net assets shown in the financial statements as of the balance sheet date (as defined below), or result in the founding shareholders or the Company being subject to administrative penalties or any criminal penalties, or being sued, subject to arbitration, subject to injunction or freezing, or subject to investigation that affects the Company’s normal operations. In the context of any statement relating to material adverse effect on other parties under this Agreement, the term “material adverse effect” shall have the same or similar definition as that for the foregoing applicable to the Company.

1.8	“Company”	refers to the company, any one or more of the existing shareholders.

1.9	“Affiliate”	refers to any entity (including individuals, corporations, partnerships, organizations, trusts or any other entity) that is directly or indirectly controlled by it, or directly or indirectly controlled by it, or directly or indirectly controlled by the same entity, including but not limited to any member, general partner, employee or director of that entity, as well as any current or future venture capital fund that is controlled by that entity or jointly controlled with that entity by one or more general partners, or shares a management company with that entity; if the party is a natural person, it refers to its close relatives, including parents, spouse, siblings and their spouses, adult children and their spouses. The aforementioned “control” or “being controlled” means having the power to give instructions or instruct others to give instructions on the management and decision-making of a relevant entity, or other relationships that constitute actual control, directly or indirectly through holding voting rights, contracts or other means, including but not limited to (1) directly or indirectly owning 50% or more of the issued equity or shares of the entity, (2) directly or indirectly owning 50% or more of the voting rights of the entity, or (3) directly or indirectly having the right to appoint a majority of the members of the board of directors or similar management organization of the entity.

1.10	“Working day”	refers to any day other than Saturdays, Sundays, and statutory holidays in China, Hong Kong Special Administrative Region, and the United States.

1.11	“Shareholders Agreement”	refers to the “Shareholders Agreement of Guangzhou Yinlian Culture Co., Ltd.” signed by the parties on March 23, 2026, the contents and form of which are shown in Appendix I.

1.12	“Articles of Association”	refers to the “Articles of Association of Guangzhou Yinlian Culture Co., Ltd.” signed by all parties on March 23, 2026, the contents and form of which are shown in Appendix II.

1.13	“Sing and Share the World Project”	The immersive home entertainment integrated solution project created by China Unicom’s 5G Wide Vision, which is distributed nationwide in mainland China by Guangzhou Maltose Culture Communication Co., Ltd., will be subject to independent financial accounting and business incentives in accordance with the provisions of this investment agreement.

1.14	The “Fantasy Sounds Project”	has been invested in by Guangzhou Maltose Culture Communication Co., Ltd., which has invested actual costs in the production and distribution of the album “Fantasy Sounds” and 400 music works with 50-year recording rights (a separate list of works is attached). This project will be subject to independent financial accounting for 12 months from the date of signing this investment agreement (hereinafter referred to as the “Accounting Restriction Period”), and will not participate in the calculation of shareholder dividends and pre-tax salaries and bonuses of key personnel.

1.15	“Intellectual property”	means (1) patents (including, but not limited to, patent certificates, patent applications and updates, provisional patents, design patents, PCT applications, invention disclosures and other rights to inventions, utility models or designs); (2) copyright and related rights (including, but not limited to, registered and unregistered copyrights, moral rights, design rights and other literary property or authorship rights to published and unpublished works); (3) trademarks (including, but not limited to, registered and unregistered trademarks, trademark applications and updates and service marks), goodwill; (4) domain names; (5) trade secrets, proprietary technology and any other form of intellectual or proprietary right, wherever it resides, including but not limited to (i) inventions (whether or not they are patentable), designs, data, tools, methods, procedures, technologies, concepts, proprietary technology, product circuit diagrams and other proprietary information and data, (ii) documents, technical specifications, diagrams, graphics, and (iii) databases and software; and (6) all application documents for registration or protection of the foregoing.

Article 2 This transaction

2.1	Capital increase

The investor agrees that, in accordance with the provisions of this agreement, it and/or its designated entity will subscribe for RMB 150,000 of the company’s newly registered capital (of which RMB 20 million or the equivalent amount in USD will be invested in the form of convertible bonds) for a total price of RMB 20,354,807 or USD 2,925,802 (hereinafter referred to as the “Capital Increase” or “Investment”), thereby acquiring 60% equity in the company. This transaction will be conducted in two steps:

1)	The investor subscribed for 51% equity interest in the company for RMB 354,807 (or equivalent USD 51,000), of which RMB 104,081.63 (or equivalent USD 14,961) was included in the company’s paid-in registered capital and the remainder was included in the company’s capital reserve. After the above capital increase, the investor obtained 60% of the voting rights in the company (“Step 1 Transaction”).

2)	The investor or its designated entity (hereinafter referred to as the “Investor”) provides the company with a loan of RMB 20 million (or equivalent USD 2,874,802) (hereinafter referred to as the “Loan”). The investor has the right to choose to require the company to repay the Loan to the Investor or to convert the Loan into equity in the company held by the Investor through capital increase. If the investor requests the company to repay all or part of the Loan to the Investor in writing, the company shall repay the requested loan amount to the Investor within the period requested by the investor (with an annual interest rate of 0%). If the investor requests the company to convert the Loan into equity in the company held by the Investor through capital increase in writing, the company shall include RMB 45,918.37 (or equivalent USD 6,600) in its paid-in registered capital, and the remaining portion in its capital reserve. The investor and the Investor shall collectively acquire 60% equity in the company. If the investor requests in writing that the company convert a portion of this loan into equity held by the contributing entity through capital increase, the company shall proportionally credit the funds to its paid-in registered capital and capital reserve. If the equity of the investor or contributing entity is diluted due to financing or other reasons, the company shall compensate the investor or contributing entity for the diluted equity at a consideration of RMB 0 (the resulting taxes and fees shall be borne by the company), ensuring that, including the first step transaction, the investor and contributing entity acquire 60% equity in the company for a total of RMB 20,354,807 (or equivalent USD 2,925,802). The investor has the right to change the contributing entity upon written notification based on its own business decisions, and the company shall cooperate and complete the necessary procedures. (“Second Step Transaction”)

The conversion between US dollars and RMB involved in this agreement shall be calculated based on the central parity rate of 6.9570 between the US dollar and the RMB as announced by the People’s Bank of China on February 5, 2026.

2.2	Shareholding structure after the completion of the first step of the transaction

Upon completion of the first phase of the transaction, the company’s registered capital will be RMB 204,081.63, and its shareholding structure will be as follows:

shareholder	Subscribed registered capital (RMB 10,000)	Percentage of investment (%)
FiEE (HK) Limited	10.408163	51.00
Guangzhou Qingniao Culture Co., Ltd.	5.500000	26.95
Shenzhen Yaojin Creative Media Co., Ltd.	3.000000	14.70
Cai Yuanyao	1.500000	7.35
total	20.408163	100.00

2.3	The second step of the transaction requires the investors to convert all of this loan into equity in the company held by the investing entity, resulting in the following equity structure.

the second step of the transaction and the share transfer, the company’s registered capital will be RMB 250,000, and the company’s shareholding structure will be as follows:

shareholder	Subscribed registered capital (RMB 10,000)	Percentage of investment (%)
FiEE (HK) Limited and its designated entities	15.00	60.00
Guangzhou Qingniao Culture Co., Ltd.	5.50	22.00
Shenzhen Yaojin Creative Media Co., Ltd.	3.00	12.00
Cai Yuanyao	1.50	6.00
total	25.00	100.00

Article 3 Delivery

3.1	First delivery

3.1.1	Pursuant to the terms and conditions of this Agreement, the parties shall complete the First Closing within five (5) business days from the date on which the conditions precedent to the First Closing set out in Clause 3.2 of this Agreement are satisfied or the Investor decides to waive or waive them in writing (the “First Closing” , the closing date being the “First Closing Date”).

On the first closing date, the company shall deliver to the investor a shareholder register and a certificate of capital contribution reflecting the investor’s shareholder information after the first closing (the certificate of capital contribution shall not yet specify the date of capital contribution). On the payment date (the date on which the investor pays all or part of the increased capital), the company shall deliver to the investor a complete version of the certificate of capital contribution specifying the date of capital contribution. The shareholder register shall show the amount of registered capital and shareholding ratio held by the investor, and shall be signed by the company’s legal representative and stamped with the company seal. The certificate of capital contribution shall specify the relevant matters of the investor’s capital contribution, including but not limited to the company name, date of establishment, total registered capital, name of the contributing shareholder, subscribed capital contribution, date of payment of capital contribution, and date of issuance, and shall be signed by the company’s legal representative and stamped with the company seal.

3.1.2	The investor shall complete the payment of the investment amount in accordance with the following agreement after the first closing:

(1)	FiEE shall pay RMB354,807 (or equivalent USD51,000) to the bank account designated by the Company within 7 business days after the first closing and the date of signing this Agreement.

3.2	Preconditions for the first delivery

3.2.1	The Investor’s obligation to pay the investment amount is conditional upon the satisfaction of all of the following conditions (“First Closing Conditions”), unless the Investor waives or cancels them in writing:

(1)	The investor’s due diligence results in finance, business, and legal matters are satisfactory, and any issues discovered during the due diligence process that required completion before the closing have been addressed.

(2)	February 11, 2026. If the company’s business registration/approval or business registration change cannot be completed, or if the investor fails to obtain board approval to sign this agreement for this transaction, all parties agree to unconditionally restore the company’s equity and business registration/approval status to the state before the signing of this transaction.

(3)	The company and Guangzhou Maltose Culture Communication Co., Ltd. have completed the establishment of the VIE structure (i.e., completed the signing of relevant agreements and the registration of equity pledge with the industry and commerce authorities), and the person designated by the investor holds 60% of the equity of Guangzhou Maltose Culture Communication Co., Ltd.

(4)	The Group has obtained the nationwide agency rights for the Singing Vision project in mainland China, and the exercise of the relevant agency rights complies with the requirements of the “Audio-Visual Karaoke Product Procurement & Sales Agency Agreement” .

(5)	There are no Chinese laws, court judgments, rulings, orders, or injunctions that restrict, prohibit, or cancel the transaction between the investor and the company, nor are there any pending or potential lawsuits, arbitrations, judgments, rulings, orders, or injunctions that have or will have a material adverse effect on the company, the investor, or their transaction with the company.

(6)	The investors have received assurances that the documents and information provided by the Group, as well as the representations and warranties from the Company that are in accordance with market transaction practices, are complete, true, and valid, and that there are no material omissions or misleading statements.

(7)	The Company has completed the signing and delivery of this Agreement, the Shareholders Agreement, and the Articles of Association (collectively, the “Transaction Documents”), and has obtained or acquired all necessary internal approvals and consents, as well as third-party approvals and consents, for this Transaction, the Company’s signing, delivery and performance of the Transaction Documents. The Company’s signing, delivery and performance of the Transaction Documents will not result in the Company’s violation of any applicable laws or any prior agreements binding on any Company.

(8)	The Company has signed employment contracts or consulting contracts, confidentiality agreements, non-competition agreements and intellectual property ownership agreements with the key persons shown in Appendix III, in a format and content that are satisfactory to the investors.

(9)	As of the date of signing this Agreement and the first closing date, all representations and warranties made by the Company and its existing shareholders under this Agreement are true, complete and accurate, and contain no false information, material omissions or misleading information.

(10)	From the date of signing this Agreement to the date of the first closing, there have been no events, facts, conditions, changes or other circumstances that have had or are reasonably foreseeable to have a material adverse effect on the Company’s assets, finances, business, profit prospects and normal operations.

(11)	All shareholders of the company have formally passed resolutions to agree to this transaction and waive their preemptive rights, establish the company’s board of directors (of which two (2) personnel appointed by FiEE have been formally appointed as directors of the company), and approve the signing and execution of relevant transaction documents, and have provided copies of the resolutions to the investors;

(12)	The company has opened a foreign exchange capital account that can receive capital increases, and has informed FiEE of the information of such foreign exchange capital account in writing.

(13)	The Group has confirmed in writing to the investors that all the closing conditions listed above have been met and has provided the investors with relevant supporting documents.

3.3	Second delivery

3.3.1	Subject to the terms and conditions of this Agreement, upon the satisfaction of the first closing conditions and the satisfaction of the following specific conditions, the contributing entity shall pay the loan under the convertible bonds to the Company;

(1)	Provided that the company has handed over its financial seals and bank-related documents (including but not limited to online banking) to the investors, FiEE shall, within 14 working days after the completion of the full payment of the first investment payment, designate the funding entity to pay the first loan of RMB 5 million (or equivalent USD 718,701) to the bank account designated by the company.

(2)	The parties agree that the second loan payment is subject to the following conditions being met simultaneously (the “Payment Conditions”): 1) the Group’s consolidated net profit after tax is positive within 6 months from the date of signing this Agreement; 2) the Group provides the Investor with a profit forecast (the “Profit Forecast”) for the next 12 months from the date of signing this Investment Agreement, which is acceptable to the Investor, and the Group’s forecasted consolidated net profit after tax is positive; and 3) the Group undertakes to meet the above performance targets within the agreed time (all financial data mentioned in the Payment Conditions are data from the Group’s consolidated financial statements acceptable to the Investor). Within one month from the date of meeting the above Payment Conditions, the FiEE-designated funding entity shall pay the second loan of RMB 5 million (or the equivalent of USD 718,701) to the bank account designated by the Company.

(3)	Within one month from the date of realization of the profit forecast (i.e., the profit forecast within 12 months from the date of signing this investment agreement), the FiEE-designated funding entity shall pay the remaining loan of RMB 10 million (or equivalent USD 1,437,401) to the bank account designated by the company.

3.3.2	The parties shall conduct the second closing within five (5) business days from the date on which the conditions precedent to the second closing set out in Clause 3.4 of this Agreement are satisfied or the Investor decides to waive or waive them in writing (the “Second Closing”, the closing date being the “Second Closing Date”, and the First Closing Date and the Second Closing Date being referred to individually or collectively as the “Closing Date”).

On the second closing date, the company shall deliver to the investors and contributing entities a shareholder register and capital contribution certificates reflecting the shareholder information of the contributing entities after the second closing (the capital contribution certificates shall not yet include the capital contribution date). On the payment date (the date on which the contributing entities pay all or part of the increased capital), the company shall deliver to the investors and contributing entities a complete version of the capital contribution certificate with the specific capital contribution date. The shareholder register shall show the amount of registered capital and shareholding ratio held by the contributing entities, and shall be signed by the company’s legal representative and stamped with the company seal. The capital contribution certificate shall specify the relevant matters concerning the capital contribution, including but not limited to the company name, date of establishment, total registered capital, name of the contributing shareholder, subscribed capital, payment date, and issuance date, and shall be signed by the company’s legal representative and stamped with the company seal.

3.4	Preconditions for the second delivery

3.4.1	The investor’s obligation to convert the borrowings under the convertible bonds into investment funds is conditional upon the satisfaction of all of the following conditions (“Second Closing Conditions”), unless the investor waives or cancels them in writing:

(1)	The company has submitted the business registration for the second closing. If the company’s filing/approval with the Commerce Commission or the business registration change cannot be completed, all parties agree to unconditionally restore the company’s equity and the filing/approval status with the Commerce Commission to the state where a second closing is not required.

(2)	The preconditions for the first delivery continue to be met;

(3)	As of the date of signing this Agreement, the first closing date, and the second closing date, all representations and warranties made by the Company and its existing shareholders under this Agreement are true, complete, and accurate, and contain no false information, material omissions, or misleading information.

(4)	From the date of signing this Agreement to the date of the second closing, there have been no events, facts, conditions, changes or other circumstances that have had or are reasonably foreseeable to have a material adverse effect on the Company’s assets, finances, business, profit prospects and normal operations;

(5)	The Group has confirmed in writing to the investors that all the closing conditions listed above have been met and has provided the investors with relevant supporting documents;

(6)	Based on their own business decisions, the investors agreed to convert the loans under the convertible bonds into investment funds.

3.5	The investors and capital contributors will become shareholders of the corresponding equity interests on the first and second closing dates, holding the equity interests stipulated in Articles 2.2 and 2.3 of this Agreement, and enjoying all shareholder rights in accordance with the shareholder agreement and the company’s articles of association.

Article 4 Representations and warranties of the investors

The investors made the following representations and warranties to the company on the signing and closing dates:

4.1	It possesses full civil rights and capacity for civil conduct to sign and perform transaction documents and complete the transactions proposed in the transaction documents.

Article 5 Representations and warranties of the Company and its existing shareholders

5.1	jointly and severally makes the following representations and warranties to the Investor as of the signing, closing, and payment dates of this Agreement (except as disclosed in the disclosure letter shown in Annex IV), and ensures that the following representations and warranties are true, complete, accurate, and non-misleading as of the signing, closing, and payment dates of this Agreement, and have the same effect and validity as if made on the closing and payment dates, and confirms that the Investor entered into this Agreement on a basis of full reliance on the following representations and warranties:

5.1.1	Legal Status and Authorization. The Company possesses all necessary power, authorization, and approval to sign this Agreement and other transaction documents (if applicable), and to fulfill each of its obligations under this Agreement and other transaction documents (if applicable). The Company has full civil capacity and legal rights to sign each transaction document, fulfill all obligations under the transaction documents, and complete the transactions under the transaction documents. This Agreement shall be legally binding on the Company upon signing.

5.1.2	There are no branch offices or external investments. Apart from Guangzhou Maltose Culture Communication Co., Ltd., the company has not established any other subsidiaries or branches, nor has it engaged in any direct or indirect business, acquisition, establishment, or equity participation in any other entity, nor has it assumed any obligation to do so.

5.1.3	No conflict. The Company’s signing, delivery and performance of this Agreement and other transaction documents will not violate any law, order of any court or other government authority, or any provision of its respective organizational documents (including but not limited to articles of association and partnership agreement), nor will it conflict with or cause any breach of any contract, agreement or other document to which it is a party or to which its assets, property or business are bound.

5.1.4	existing, and well-established limited liability company in accordance with the applicable laws and regulations of its place of incorporation. The legal representative is a Chinese national with full civil capacity. Apart from the company, its legal representative, and key personnel, all other entities are validly established, validly existing, and well-established enterprises in accordance with the applicable laws and regulations of their place of incorporation. The company’s articles of association have been legally and validly registered (if required) and are valid and enforceable.

5.1.5	Legal and Compliant. The Company conducts its business activities strictly in accordance with the scope of business stipulated in its Articles of Association and the provisions of Chinese law. There are no instances of conducting business operations without obtaining the necessary licenses, government approvals, permits, qualifications, certifications, filings, approvals, and permits (“Business Licenses”), nor are there any violations of laws and regulations. All licenses, approvals, and permits required for the Company’s business activities under applicable laws have been applied for and obtained in accordance with the law; and all such licenses are valid and valid. Regarding the Business Licenses required for the Company’s future business, the Company reasonably anticipates that there will be no situation where it will be unable to obtain them or where it may be illegal or subject to any penalties from government agencies. All of the Company’s activities consistently comply with valid Chinese laws and the requirements of relevant government departments, and the existing shareholders have not violated any Chinese laws that could have a material adverse effect on the Company.

5.1.6	Financial Situation. Regarding the financial receipts and expenditures incurred by the Company during its preparation and operation as of the Closing Date, the Company has prepared corresponding financial accounting books that truthfully, completely, accurately, and fairly reflect the Company’s financial position and operating status as of the Closing Date, and are consistent with the Company’s books, vouchers, and financial records in all material respects, and comply with the requirements of Chinese law and Chinese accounting standards. The Company has no cash sales revenue, liabilities, misappropriation of Company funds by existing shareholders and/or key personnel, commingling of financial receipts and expenditures with related parties, or other material internal control loopholes. The Company has no outstanding debts or legal liabilities that may affect the realization of the anticipated transactions under the terms and conditions of this Agreement or other transaction documents, or that may have a material adverse effect on the Company. The financial statements provided by the Company to the Investor as of December 31, 2025 (the “Balance Sheet Date”) truthfully, completely, and accurately reflect the Company’s operating and financial position during the relevant period or as of the relevant Balance Sheet Date. As of the closing date, (a) no events have occurred that would trigger the early maturity of the Company’s debts, except in the Company’s ordinary course of business; (b) no assets of the Group have been disposed of or removed from the Company’s control, the Company has not signed any documents that would result in non-ordinary financial expenditures of the Group, nor has it incurred any such liabilities. The Company has never provided guarantees for any other party, nor has it ever created any mortgages, pledges, or other security interests in its assets. The Company has no outstanding payments due to existing shareholders and/or key persons.

5.1.7	Shareholding structure. None of the company’s current registered capital has been fully paid up. Except for statutory rights such as the right of first refusal under Chinese law and the subscription rights stipulated in the transaction documents, there are no of the following circumstances relating to the company’s registered capital: (i) any trust, nominee, concerted action, or authorization of other entities to exercise any shareholder rights and interests or similar arrangements; or (ii) any right of first refusal, option, or right and interest relating to convertible securities; or (iii) any seizure, detention, freezing, or forced transfer measures implemented by any judicial or administrative authorities; or (iv) any existing or established pledges or other security interests or third-party interests in the company’s registered capital; or (v) any circumstances that may lead to the forced sale or disposal of the company’s equity or may affect any shareholder rights and interests enjoyed by shareholders and/or investors in relation to the company’s registered capital, or may cause any third party to directly or indirectly acquire any shareholder rights and interests in the company’s registered capital (including but not limited to situations where the company promises to transfer its equity, shareholder interests, or property shares to a third party); or (vi) any dispute concerning the company’s equity. Except as disclosed, the Company has never committed to or actually issued any other rights, shares, bonds, warrants, options or similar rights in any form to any person, including but not limited to equity incentive plans or other plans that may grant equity in the Company or any other equity incentive or similar arrangement that may dilute or mitigate the investor’s share or equity stake in the Company.

5.1.8	No changes. The Company has not engaged in any of the following activities: (i) providing guarantees, mortgages, pledges, or other security interests in its property; (ii) suffering any loss or experiencing any change in its relationship with suppliers, customers, or employees that would have a material adverse effect on the Company; (iii) experiencing a material adverse change in its financial condition or engaging in any material transaction outside the normal course of business that would result in material liabilities; (iv) generating any shareholder or board resolutions that differ from the Company’s ordinary course of business, except for resolutions formed for the performance of this Agreement; (v) purchasing, leasing, transferring, or disposing of assets beyond the normal course of business; any expenses beyond the normal course of business or purchasing any tangible or intangible assets; (vi) any material transaction or action not in the normal course of business or signing any agreement document; (vii) breaching the representations and warranties under this Agreement by act or omission; and (viii) any act or omission that could lead to the occurrence of the foregoing.

5.1.9	Taxation. The company has completed all applicable legal tax registrations, paid all taxes due, and is not required to pay any penalties, surcharges, fines, or interest related to such taxes. The company has no outstanding taxes, fees, fines, interest, or other expenses payable or withheld on its behalf, nor has it promptly paid or withheld all such taxes, fees, fines, interest, or other expenses to the relevant government authorities. Furthermore, the company has no tax violations or irregularities, and is not involved in any tax-related disputes or litigation.

5.1.10	Ownership of Assets. The Company has a legal, valid, and sole ownership and/or right to use any movable property, non-fixed assets, fixed assets, intellectual property rights, or other intangible assets currently owned, held, or used by the Company. None of the following conditions exist concerning any of these Company assets: (i) any mortgage, pledge, trust, or similar arrangement concerning the Company assets; or (ii) any seizure, attachment, freezing, or forced transfer measures implemented by judicial or administrative authorities; or (iii) any circumstances that may affect the Company’s rights and interests in its assets. The Company lawfully leases and uses the real estate it uses as its registered address and office address, without any encumbrances, and the Company has not breached any agreements relating to the lease of such real estate, nor are there any circumstances that would restrict or prohibit the Company from continuing to lease, possess, or use such real estate. Apart from this, the Company does not have legal ownership or other rights or interests in any immovable property.

5.1.11	Intellectual Property. The Company owns the legal title or right to use all intellectual property rights (as listed in the disclosure letter) necessary for its business operations. These intellectual property rights are valid and enforceable, and there are no circumstances that could render any intellectual property rights invalid or unenforceable. The Company currently holds and applies for other intellectual property rights necessary for its main business in its own name. It can independently conduct its main business based on the intellectual property rights owned in its own name, without relying on any intellectual property rights granted, licensed, or otherwise permitted by any third party other than the Company to conduct business, engage in operations, or generate profits. Regarding the core intellectual property rights required for the Company’s future business, there are no known or reasonably foreseeable circumstances preventing successful registration or licensing of such intellectual property rights. The Company has not licensed or permitted any third party to use any of its intellectual property rights. Apart from the intellectual property rights listed in the disclosure letter, existing shareholders, key personnel, or other related parties do not own or hold any intellectual property rights necessary for the Company’s business. The Company has not and has no need to use any intellectual property rights held by any employees (including the founders) or personnel currently to be hired by the Company prior to their employment with the Company. To the best of the Company’s knowledge, its operations and the use of any intellectual property rights do not infringe upon the intellectual property rights of any third party, and the Company has not received any claims or objections from any third party regarding intellectual property rights. Regarding the company’s future core technologies and other trade secrets for which intellectual property rights are to be applied, the company has taken appropriate confidentiality measures and has not disclosed them in any way to any party other than employees who have a genuine need to know such information.

5.1.12	Related Party Matters. Between the Company and its existing shareholders and other related parties: (i) there are no contracts, commitments or any transactions that have been, are in progress or are planned; (ii) there are no direct or indirect, one-way or two-way debts (except for wages that are currently payable), commitments to provide loans or guarantees; and (iii) there is no direct or indirect interest in the Company or any contracts signed by the Company or any significant business relationship (including the purchase, sale, licensing, authorization to use, or provision of any of the Company’s products, intellectual property or other assets and services).

5.1.13	The Company has fulfilled its obligations as a party to this Agreement in a timely and appropriate manner in accordance with the law and the contract, and there is no breach of contract. The Company warrants that the conclusion, performance, and completion of the transactions under this Agreement will not (nor will any person be entitled to) terminate, modify, or prejudice any material rights of the Company under any such Agreement. The term “Agreement” as used in this clause includes any contract, memorandum, letter of understanding, correspondence, declaration, undertaking, agreement, or any other written or oral agreement that is binding on the Company. The Company has provided copies of the aforementioned agreements or contracts to the Investor.

5.1.14	Litigation and other legal proceedings. There are no pending, ongoing, unresolved, or unexecuted proceedings initiated by or relating to this company, in which this company is the opposing party, or to the best of this company’s knowledge.

5.1.15	Labor and Human Resources. The company has not violated any labor laws or regulations regarding employment, social insurance, or housing provident funds, nor is there any dispute regarding these matters. The company has no outstanding compensation (including but not limited to bonuses, profit-sharing bonuses, or other incentive plans or promised benefits) owed to any employees. Company employees (including founders) have not violated their employment contracts, confidentiality and intellectual property protection agreements, or non-compete agreements signed with the company, nor have they made any requests to resign or be suspended, nor have any disputes or conflicts arisen as a result. The company has no equity incentive plans or other reward plans established for any of its employees or external consultants.

5.1.16	Other representations and warranties regarding key persons.

(1)	key personnel have no other undisclosed external investments or positions held outside the company. They meet the eligibility requirements for their positions under applicable laws and regulations, and there are no circumstances restricting them from serving as legal representatives, directors, supervisors, or senior managers (including no personal liability for illegal activities of companies in which they previously held shares or held positions).

(2)	Key personnel are not subject to any outstanding non-compete agreements or similar obligations with their former employers that may affect their employment with the company, and their conduct while employed by the company does not violate any agreements with other entities outside the company regarding employment arrangements, confidentiality obligations, or non-compete obligations. They may continue to hold their respective positions after the closing date.

(3)	The services or labor provided by key personnel to the company will not violate any contracts they have signed or any binding commitments they have made to them (including but not limited to confidentiality obligations, non-competition obligations and non-solicitation obligations (if any)), and there is no situation that would cause them and/or the company to infringe on the intellectual property rights or trade secrets of others (including but not limited to key personnel not improperly using any work or results or confidential information that should belong to the former employer without the former employer’s consent and that they made during their employment with the former employer for the company).

(4)	the key personnel and their affiliates control, hold shares in, or hold positions in enterprises that engage in the same, similar, or competitive businesses as the company.

5.1.17	Disclosure. All documents, statements, and information provided by the Company in connection with this transaction and under this Agreement and other transaction documents are true, accurate, and complete.

5.2	The existing shareholders make the following representations and warranties to the other parties to this Agreement on the signing and closing dates, and ensure that all such representations and warranties are true, complete, accurate and unmisleading as they are made on the signing, closing and payment dates, and have the same effect and validity as they are made on the closing and payment dates. The shareholders also acknowledge that the Investors entered into this Agreement based on their full reliance on the following representations and warranties:

5.2.1	Each of the existing shareholders is a citizen, legal person or entity with full civil rights and capacity under Chinese law, and has been duly and validly authorized to sign this Agreement (if required). Once signed, this Agreement constitutes a legal, valid and binding obligation on them.

5.2.2	As far as the existing shareholders are concerned, they acknowledge the company’s shareholding structure prior to closing as shown in Clause 2.1 of this Agreement and have no objection to the company’s shareholding structure.

5.2.3	With regard to each existing shareholder, it has obtained all internal and external approvals (if required) for the signing, delivery and performance of transaction documents in which it is a party, and the signing and performance of this Agreement and other transaction documents do not violate or conflict with the applicable laws, regulations, administrative orders of government departments, or other contracts or legal documents entered into by that party as a party.

5.2.4	Regarding the pre-closing restructuring, it voluntarily waives its preemptive rights, preemptive subscription rights, or other similar preferential rights (if any) as an existing shareholder of the company; regarding this transaction, it voluntarily waives its preemptive subscription rights and other preferential rights (if any) as an existing shareholder of the company.

5.3	Each company and existing shareholder undertakes that if they become aware of any event occurring after the signing date, before the closing date, or before the payment date that renders any representation or warranty untrue, inaccurate, or misleading in any respect, they will immediately notify the investors in writing and take appropriate action.

Article 6 Promise

6.1	The companies jointly made the following commitments to the investors:

6.1.1	From the date of signing to the closing date, the Company shall, and the existing shareholders and key persons shall, ensure that the Company conducts its business in the normal course of business and shall make every effort to maintain the integrity of its business organization, maintain its relationships with third parties and retain its existing management and employees, and maintain the status quo of all assets and property owned or used by the Company (except for normal business use and wear and tear).

6.1.2	From the date of signing to the closing date, during the company’s normal working hours, the existing shareholders, key persons, and the company shall provide the investor and its representatives with all information reasonably requested by the investor, including but not limited to providing the investor’s appointed lawyers, accountants, and other representatives with all of the company’s accounts, records, contracts, technical information, personnel information, management information, and other documents (if any). The existing shareholders, key persons, and the company agree that the investor has the right to conduct a due diligence review of the company’s finances, assets, and operations at any time prior to the closing date. Furthermore, for any breach of this agreement by any existing shareholder, key person, or company that has occurred or is expected to occur, the existing shareholders, key persons, and the company shall immediately notify the investor in writing of the aforementioned breach.

6.1.3	From the date of signing to the closing date, existing shareholders, key personnel, and the company shall promptly inform the investors in writing of the following matters and discuss their impact on the company with the investors, thereby ensuring that the company will operate stably in a reasonable manner:

(i)	Any changes in the Company’s share capital structure, financial condition, assets, liabilities, business, prospects or operations that have or may have a material adverse effect on the Company;

(ii)	entering into agreements containing abnormal terms (including, but not limited to, long-term, harsh terms that will have a material adverse effect on the company) and any agreements, proposals, or intentions relating to the foregoing; and

(iii)	Progress of handling business registration change procedures, foreign investment information reporting procedures, and FDI foreign exchange registration/filing procedures for the company’s change to a foreign-invested enterprise in connection with this transaction (if applicable).

6.1.4	From the date of signing to the closing date or the date of termination of this Agreement (whichever occurs earlier), the Company, its existing shareholders, key persons, and their affiliates and advisors, as well as their respective directors, officers, and representatives, shall (i) deal exclusively with the Investor and its affiliates in matters relating to this Transaction; (ii) not directly or indirectly engage in any other transaction similar to this Transaction or conflicting with the Transaction Documents, including but not limited to the purchase, sale, transfer (whether in the form of a merger, consolidation, or otherwise) of the Company’s equity or substantially all of the Company’s assets, or other forms of investment or acquisition (any of the above transactions being referred to as “Third-Party Transactions”); (iii) immediately terminate any discussions or negotiations with any person regarding Third-Party Transactions, and thereafter shall not engage in or conduct any discussions or negotiations with any person regarding Third-Party Transactions, nor provide any information to any person regarding Third-Party Transactions; and (iv) not encourage any inquiries or recommendations regarding potential Third -Party Transactions, or take any other action to facilitate such inquiries or recommendations. Existing shareholders and key persons shall promptly notify the Investor of any inquiries received from any other party relating to potential Third-Party Transactions.

6.1.5	From the date of signing to the date of payment, unless otherwise stipulated in this Agreement or with the prior written consent of the Investor, the Company shall not, and existing shareholders and key persons shall ensure that the Company does not engage in, the following actions:

(1)	The right to repurchase or transfer any equity, increase, decrease, or transfer registered capital, or dispose of its registered capital and equity by mortgage or other means;

(2)	To take any actions such as merger, division, suspension of operations, acquisition, restructuring, liquidation, bankruptcy filing or other similar actions;

(3)	To engage in, permit or facilitate any act or omission that would make or cause any representation, warranty or undertaking made under this Agreement to be untrue, inaccurate or breached;

(4)	To make any overseas investment arrangements, or to establish any subsidiary or branch;

(5)	To provide any guarantee (including mortgage, pledge, guarantee or other means) for oneself or any third party;

(6)	except those made for the purposes of this transaction and to fulfill obligations under this Agreement);

(7)	Any changes to the board of directors or senior management, or the development or updating of new plans for the appointment of directors to executive or employee stock ownership plans;

(8)	No transactions with related parties, except (i) employment contracts with employees and senior management; and (ii) reimbursements or advances to employees that arise in the ordinary course of business and are in accordance with business practices.

(9)	Take other actions that may lead to significant adverse effects.

6.1.6	The Company promises to the investors that the funds raised in this round of investment will only be used for the operation of the Company’s core business (“Permitted Use”). Any use of the investment funds outside the Permitted Use must obtain the prior written approval of the Company’s Board of Directors (“Board”) (including the consent vote of the investor’s directors). Under no circumstances may the proceeds be used to repay or settle any debts of the Group Company to its shareholders, directors, officers, employees, their affiliates, or other entities, or for dividends or share buybacks, without the prior written consent of the investors.

6.1.7	Following the Closing Date, the Company, and its existing shareholders and key personnel, shall ensure that the Company complies with applicable laws, its articles of association, and relevant business contracts, conducts its business operations and governance in accordance with relevant regulations, and adjusts its business and services from time to time to maintain legal compliance in accordance with changes in applicable laws and the requirements of competent authorities. For any future business activities the Company intends to undertake, the Company shall obtain all required operating licenses and permits before commencing any such business activities to ensure the legality and compliance of its operations. If, following the Closing Date, any of the Company’s business activities or products require relevant business licenses under applicable laws or as required by government authorities, the Company shall obtain such licenses within the timeframe required by law or government authority.

6.1.8	The company, and its existing shareholders and key personnel, shall ensure that the company effectively leases properties necessary for its business operations and that the company obtains legal, continuous, stable and effective rights to use such properties.

6.1.9	The company, its existing shareholders, and key personnel shall ensure that the company complies with applicable laws, completes tax registration in accordance with the law, and withholds and pays in full the personal income tax on all employees’ income earned in connection with the company, and pays other corporate taxes in accordance with the law. The company shall strictly abide by all tax regulations, declare all taxable income correctly, completely, and promptly in accordance with the regulations of the national and local tax authorities of China, pay all taxes due, and ensure that no incidents occur that result in penalties for the company’s violation of relevant tax laws, regulations, and rules.

6.1.10	The company, and its existing shareholders and key personnel, shall ensure that the company enters into relevant agreements with its existing and future managers, directors, and employees in accordance with the templates for employment contracts, confidentiality and intellectual property protection agreements, and non-compete agreements (the format and content of which are shown in Annex 5 to this Agreement), comply with applicable laws concerning labor employment, social insurance, and housing provident funds, promptly register for social insurance and housing provident funds, and pay social insurance and housing provident fund contributions for all employees on time and in full in accordance with the contribution base, contribution ratio, and other requirements stipulated by such laws and regulations, and improve and comply with all employment-related systems of the company in accordance with relevant laws and regulations and the requirements of the competent government departments.

6.1.11	Following the signing date, the Company, and its existing shareholders and key personnel, shall ensure that the Company gradually improves and standardizes its relevant systems in accordance with the law, achieving standardized operation and maintaining compliance in areas such as assets, account opening, personnel, organization, business, finance, accounting, information disclosure systems, internal control systems, and control over related-party transactions and external guarantees. Any agreements signed by existing shareholders, key personnel, or any other third parties on behalf of the Company prior to its establishment shall be transferred to the Company or re-signed by the Company within a reasonable period after closing. Where the Company’s future business operations involve bidding and tendering, it shall strictly comply with the provisions of relevant laws and regulations concerning bidding and tendering and anti-bribery.

6.1.12	The company promises that it will legally own all intellectual property rights necessary for its business operations, and will not license its owned or currently used brand and intellectual property rights to any entity outside the company or for any business outside its main business without the approval of the company’s authorized internal body. The company, and its existing shareholders and key personnel, shall ensure that the company continuously takes all reasonable measures to protect its business-related intellectual property rights, including but not limited to registering, filing, and applying for trademarks, trade names, domain names, copyrights, computer software copyrights, utility models, designs, patents, and other intellectual property rights related to the business. The labor or services provided by key personnel to the company shall not infringe upon the intellectual property rights or trade secrets of others (including but not limited to key personnel not improperly using any work or results or/or confidential information created during their employment with their former employer that should belong to their former employer without their consent). However, ownership of any intellectual property rights related to the company’s main business developed after their departure from the company belongs to the company. Key personnel promise that their employment with the company and the conduct of the company’s business shall not infringe upon any intellectual property rights of any third party. The company warrants that it has no obligation to use any information and/or intellectual property of key personnel prior to their employment with the company without the consent of their former employers.

6.1.13	Without the prior written consent of the investor, and regardless of whether the investor holds equity or shares in the company, neither the company nor any existing shareholder may, and shall ensure that no company may, use, print or reproduce the name, logo or trademark of the investor or a similar or analogous name, logo or trademark in any of its marketing, advertising or promotional materials or for marketing, advertising or promotional purposes or in any other way.

6.1.14	The key person shall, and the Company shall cause the key person to, join the Group as soon as possible and in no event later than the date of full payment of the initial capital increase, and sign an employment contract, confidentiality agreement, non-competition agreement and intellectual property ownership agreement with the Group in accordance with the template shown in Annex 5 of this Agreement.

6.2	Key personnel made the following irrevocable commitments to the investors:

6.2.1	During the period in which the Investor holds shares in the Company (“Restricted Period”): Existing shareholders, key persons and their affiliates, and any entity directly or indirectly controlled by the aforementioned entities, without the prior written consent of the Investor, shall not, in its own name or as an agent, directly or indirectly: (1) engage, alone or with others, in any form (including but not limited to investment, mergers and acquisitions, joint ventures, cooperation, partnerships, trusteeship, contracting or leasing, purchasing shares or participating in shares) in or outside of China, in any form; (2) make any form of investment in any entity engaged in a business that is the same as, similar to or competitive with the Company’s business, or establish any such entity, but purchase listed companies on the public market. (3) Soliciting or enticing senior management, employees, customers, suppliers or partners of the Company for itself and its affiliates, or entities engaged in the same, similar or competing business as the Company’s business; (4) Engaging in any business dealings with any entity engaged in the same, similar or competing business as the Company’s business that are related to the Company’s main business and that harm the Company’s interests; (5) Providing any form of consultation or advice related to the business to any entity engaged in the same, similar or competing business as the Company’s business; and (6) Engaging in or participating in any business, project or activity that constitutes or may constitute direct or indirect competition with new business, project or activity that the Company intends to develop.

6.2.2	During the period when the investor holds shares in the company, unless otherwise agreed in writing by the investor, the key person has an obligation to perform his/her duties diligently and solely to the company, to act in the best interests of the company and its shareholders, and shall not hold a position in any other company or entity outside the group without the investor’s consent, nor engage in any other part-time work or participate in the operation of other companies or entities in any way (including establishing new enterprises), except for holding positions in non-profit organizations such as industry associations.

6.3	Project and reward arrangements

(1)	All parties agree that, provided the key personnel achieve their performance targets and continue to comply with the transaction documents and company management system, a total of RMB 500,000 in pre-tax salary and bonuses will be paid annually to the two key personnel (the Fantasy Voice project during the accounting restriction period is not included in the total of RMB 500,000 in pre-tax salary and bonuses). The specific plan is as follows: 1) The investor will pay the key personnel a salary of RMB 10,000 per person per month and pay social security and housing provident fund contributions in accordance with the law, and will also pay the key personnel a performance bonus of RMB 10,000 per person per month. 2) If the audited consolidated net profit of the Group (excluding the impact of the profit of the Fantasy Voice project during the accounting restriction period) is higher than RMB 480,000, then the key personnel will receive a total year-end bonus (total year-end bonus for key personnel = RMB 500,000 (if the after-tax profit is higher than RMB 480,000 but lower than RMB 500,000, then the RMB 500,000 will be adjusted to the actual after-tax profit) - the total pre-tax salary and performance bonus already paid to the key personnel in the current year). If the audited consolidated net profit of the Group (excluding the impact of the profit of the Fantasy Voice project during the accounting restriction period) is less than RMB 480,000, the performance bonus for key personnel will be suspended in the following year until the cumulative net profit of the Group in each year (the net profit of a certain year is calculated up to RMB 500,000) can cover the pre-tax salary and performance bonuses paid to key personnel in previous years, and then the monthly performance bonus will be paid to key personnel.

(2)	to conduct independent accounting for the “Singing Vision” project and the “Fantasy Voice” project according to the following scheme: 1) During the accounting restriction period, the audited net profit of the “Fantasy Voice” project belongs to Qingniao Culture and will be distributed to Qingniao Culture as dividends. From the end of the accounting restriction period, the “Fantasy Voice” project will not be separately accounted for, and its revenue and the copyright and all rights and interests of all songs produced (no less than 400 songs) will belong to the Group Company, and all shareholders of the Company will have the right to participate in the dividend distribution; 2) The investor will provide support for the development of the “Singing Vision” project, including but not limited to promotion and traffic generation. If the project becomes profitable, the investor will issue investor stock (a NASDAQ-listed company in the United States, stock code: FIEE) as a reward to relevant business personnel (the corresponding number of shares will be based on the actual stock price at the time of issuance and shall meet the requirements of the stock exchange and other relevant regulatory authorities at that time). The value of the shares issued to investors = audited net profit of the project * 40% (if the total equity held by Guangzhou Qingniao Culture Co., Ltd., Shenzhen Yaojin Creative Media Co., Ltd., and Cai Yuanyao falls below 40% due to future company financing, etc., then it will be calculated based on the actual total equity held by Guangzhou Qingniao Culture Co., Ltd., Shenzhen Yaojin Creative Media Co., Ltd., and Cai Yuanyao at that time).

(3)	The investors promised that until the total dividends distributed to all shareholders reached RMB 20 million, the dividends that the investors should actually receive would be temporarily retained by the company and used for the development and operation of the group company. Once the total dividends reached RMB 20 million, the investors would require the company to pay the historical dividends.

Article 7 Liability for breach of contract and compensation

7.1	If any of the companies and existing shareholders (“Indemnifying Parties”) breach any of their express representations, warranties or covenants under this Agreement, or any other obligation under the Transaction Documents, or any applicable laws and regulations, resulting in any and all damages, losses and expenses (including, but not limited to, any damages, losses, expenses and costs actually suffered, incurred or incurred by the Investor or its affiliates, directors, partners, shareholders, employees, agents and representatives (“Indemnified Parties”) (“Losses”), the Indemnifying Parties shall indemnify and hold harmless the Indemnified Parties from and against any and all damages, losses, expenses and costs (including reasonable legal fees and expenses and reasonable costs of investigating any claims) (“Losses”). For the avoidance of doubt, if any of the companies breach any of their warranties, covenants, agreements or other provisions under the Transaction Documents, or any statement made by any company under the Transaction Documents is untrue, thereby causing any loss to the Investor, the company shall be jointly and severally liable to the Investor for such loss.

7.2	Each company shall jointly and severally indemnify, defend, and hold harmless the indemnified party from and against any loss actually suffered, incurred, or arising out of or against the indemnified party as a result of the following: The indemnified party’s right to make claims regarding the matters listed in Section 7.2 shall not be affected by any disclosure in the disclosure letter or otherwise:

(1)	the closing date, the Company has violated Chinese labor laws and regulations or its obligations to pay social insurance and housing provident fund, it has been subject to any administrative penalties by the competent government authority, or has failed to pay in full any taxes payable or withheld (including but not limited to any fines, surcharges, penalties and interest related to taxes).

(2)	Key persons who breach their full-time, confidentiality, intellectual property transfer, non-solicitation or non-competition obligations to their former employers or other entities on or prior to the closing date, or who have any disputes with their former employers;

(3)	Key personnel who violate their employment contracts, confidentiality and intellectual property protection agreements or non-competition agreements signed with the company, or who violate the commitments listed in Article 6.2 of this agreement;

(4)	Any group company’s shareholding structure, share ownership, shareholder contributions, shareholding arrangements on or before the closing date, or any disputes, controversies or penalties arising therefrom;

(5)	If the Group fails to maintain the validity of its intellectual property rights (except those that have expired according to law), the freedom to implement them, and the non-infringement of third-party rights on or before the closing date, or if there is an unclear ownership of intellectual property rights, or if it infringes any third party’s intellectual property rights;

(6)	Any violation of Chinese laws and regulations by the Company prior to the closing (including but not limited to failure to obtain relevant government permits, approvals and filings for its operations) that results in penalties, claims or assertions against the Company by government departments or any third party;

(7)	Any litigation, arbitration, administrative investigation or other administrative or judicial proceedings involving any group company in connection with its actions or events on or before the closing date.

7.3	The Investor shall not be liable for any debts, liabilities, or responsibilities of the Company that existed or arose prior to the Closing Date, or any debts, liabilities, or responsibilities that arise after the Closing Date due to events occurring prior to the Closing Date. The Company shall continue to be liable for all such debts, liabilities, and responsibilities, whether existing or potential, known or unknown, accumulated or non-accumulated, due or not due. The Company shall use all its efforts to hold the Investor harmless from any loss that may be suffered by the Investor as a result of the foregoing, and shall handle all litigation, related indemnification, and legal proceedings as directed by the Investor. The Company shall be jointly and severally liable to the Investor for and hold harmless from any loss suffered by the Investor after the Closing Date as a result of such matters.

Article 8 Termination

8.1	This Agreement may be terminated under the following circumstances:

(1)	All parties unanimously agreed in writing;

(2)	If any of the following occurs: (i) the closing conditions set forth in Clause 3.2 are not fully satisfied within [30] days after the signing of this Agreement and are not waived by the Investor; (ii) any representation or warranty made by any of the Companies in this Agreement is found to be materially untrue, inaccurate, or materially incomplete or misleading; (iii) any of the Companies materially breaches any of its commitments or other obligations under this Agreement and fails to remedy such breach within ten (10) business days after the Investor issues a written notice requiring performance of its obligations; or (iv) the Company fails to complete the necessary business registration changes for the first step of the transaction as required by the Investor within 15 days of the signing of this Agreement.

8.2	In the case of Article 8.1 (1), this Agreement shall terminate on a date on which all parties unanimously agree in writing. In the case of Article 8.1 (2) (ii)-(iv), this Agreement shall terminate only upon the Investor giving the Company a written notice of termination. In the case of Article 8.1 (2) (i), any party to this Agreement shall have the right to terminate this Agreement by giving a written notice of termination, and for any party, this Agreement shall terminate upon that party giving such written notice. Upon termination of this Agreement, the parties shall return the consideration received from each other under this Agreement in a fair, reasonable and good faith manner and restore as much as possible to the state at the time of signing this Agreement; if the transaction has been completed, the Company shall return the investment to the Investor within fifteen (15) business days from the date of termination of this Agreement; if the registration authority has registered the Articles of Association and the capital increase under this Agreement, the parties shall cooperate and make their best reasonable efforts to revoke or amend such registration.

8.3	If any investor terminates this Agreement in accordance with its provisions, the termination shall only be effective to the extent of the rights and obligations of that investor, and shall not affect the investment rights of other investors or the validity of this Agreement among other relevant parties. The parties may then amicably negotiate and renegotiate the relevant agreements. The decision of other investors to continue investing shall not constitute an exemption from the Company’s liability for breach of contract, and the investors shall have the right to demand that the Company bear the corresponding liability for breach of contract in accordance with this Agreement.

8.4	Upon termination of this Agreement, Articles 7, 8.2, 8.3, 11, 12, 13 and 14 shall remain in full force and effect.

Article 9 Legal changes

9.1	If, after the signing of this Agreement, any new applicable law or amendment or interpretation of any existing applicable law has a material adverse effect on the economic interests of the Investor or any party or on the completion of the transactions under this Agreement, the parties shall immediately consult with each other and make their best reasonable efforts to make any necessary adjustments to maintain the economic interests of each party from this Agreement at a level not less than the level of the economic interests that party would have obtained if no such applicable law had been promulgated, amended or interpreted, or to complete the transactions under this Agreement.

Article 10 Force majeure

10.1	Definition of force majeure event

“force majeure event” as used in this Agreement refers to any event that prevents either party from performing or partially performing this Agreement, and such event is beyond the reasonable control of either party, unforeseeable, or even if foreseeable, impossible to reasonably avoid or overcome (including but not limited to earthquakes, typhoons, floods, fires, wars, civil or political unrest, terrorism, and infectious diseases).

10.2	Exemption from liability and burden of proof after the occurrence of force majeure events

Unless otherwise provided in this Agreement, if such force majeure event occurs after the signing of this Agreement, and any party to this Agreement is unable to perform or fully, timely, or properly perform any of its obligations under this Agreement due to such event, the obligations of the other parties under this Agreement shall be suspended for the period of delay caused by the force majeure event and shall be automatically extended for the same period as the suspension period. The party affected by the force majeure event and the other parties shall not be liable for breach of contract as a result. However, the party affected by the force majeure event must notify the other parties in writing of the occurrence of such force majeure event within three (3) business days after the occurrence of such force majeure event, and within fifteen (15) business days after the occurrence of the force majeure event, provide the other parties to this Agreement with details of the force majeure event and valid proof of its inability or inability to fully, timely, or properly perform its obligations under this Agreement due to the force majeure event by fax, courier, or mail. Such proof shall be notarized by a notary public in the place where the force majeure event occurred. Depending on the extent of its impact on this Agreement, the parties to this Agreement shall, through consultation, decide whether to terminate this Agreement, partially exempt from performance of this Agreement, or postpone performance of this Agreement. If no agreement can be reached within sixty (60) days from the date of the occurrence of the force majeure event, any party shall have the right to terminate this Agreement, and no party shall be liable for any losses incurred by the other parties to this Agreement as a result.

10.3	Remedial obligations after the occurrence of force majeure events

The party affected by a force majeure event shall immediately take all reasonable and possible measures to eliminate or mitigate the impact of the force majeure event, and shall resume performance of its relevant obligations after the impact of the force majeure event has been eliminated or mitigated. If the party affected by a force majeure event fails to perform the aforementioned obligations, it shall be liable to the other party for breach of contract and compensation for the increased losses or for its failure to resume performance of its obligations under this Agreement after the impact of the force majeure event has been eliminated or mitigated.

Article 11 Applicable Law and Dispute Resolution

11.1	Applicable Law

The formation, validity, interpretation, signing and execution of this Agreement shall be governed by and construed in accordance with the laws of Mainland China.

11.2	Dispute Resolution

11.2.1	All disputes arising out of or relating to this Agreement shall be settled amicably through negotiation. If any dispute cannot be settled amicably within fifteen (15) days of its occurrence, either party shall have the right to submit the dispute to the Guangzhou Arbitration Commission for arbitration in Guangzhou in accordance with its then-effective arbitration rules. The language of arbitration shall be Chinese.

11.2.2	An arbitral award is final and binding on all parties, and any party may apply to a competent court for enforcement of the award. Unless otherwise provided in the arbitral award, the costs and expenses of the arbitration shall be borne by the losing party.

11.2.3	During the negotiation or arbitration of any dispute, the parties to this Agreement shall continue to perform their obligations under this Agreement in good faith in all other respects, except for the matters in dispute.

Article 12 Notify

12.1	communications between the parties to this Agreement during the term of this Agreement shall be conducted in writing, including by fax and email.

12.2	Any notice or written communication issued by either party in accordance with this Agreement, including any or all offers, documents or notices (“Notices”), shall be promptly sent or mailed to the relevant party by fax, email or courier.

12.3	The date on which such notice is deemed to be served shall be determined as follows:

(1)	A notice delivered by a person shall be deemed to have been served when it is delivered and signed for by the recipient.

(2)	Notices sent by letter shall be deemed to have been served on the seventh (7th) day after the date of dispatch of the prepaid airmail (as indicated by the postmark), or on the fifth (5th) day after delivery to an internationally recognized express delivery service; and

(3)	Notifications delivered by email are considered delivered when the sender’s email system shows that the email has been successfully sent; notifications delivered by fax are delivered upon sending, with a confirmation report indicating successful delivery serving as proof.

12.4	All notices shall be sent to the following addresses of the relevant parties, unless any change of such addresses has been notified to the parties to this Agreement in accordance with this clause:

(1)	Guangzhou Yinlian Culture Co., Ltd.

Contact Person: Zhang Dingcheng
Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou
Telephone: [*]

(2)	Key personnel

Contact Person: Zhang Rong
Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou
Telephone: [*]

(3)	Key personnel

Recipient: Zhang Dingcheng
Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou
Telephone: [*]

(4)	Guangzhou Maltose Culture Communication Co., Ltd.

Recipient: Zhang Dingcheng
Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou
Telephone: [*]

(5)	Guangzhou Qingniao Culture Co., Ltd.

Contact Person: Zhang Dingcheng
Address: Room 701, West Tower, Hengxin Building, No. 2 Shuiyin Road, Yuexiu District, Guangzhou
Telephone: [*]

(6)	Shenzhen Yaojin Creative Media Co., Ltd.

Contact Person: Guo Hongwei
Address: D2-030, Chegongmiao Metro Station, Tianan Community, Shatou Street, Futian District, Shenzhen
Telephone: [*]

(7)	Cai Yuanyao

Address: Room 709, No. 76 Hubin South Road, Siming District, Xiamen City
Telephone: [*]

(8)	FiEE (HK) Limited

Contact Person: Lam Lai Ching
Address: Unit A1, 29/F, Block A, TML Plaza, 3 Hoi Shing Road, Tsuen Wan, Hong Kong
Telephone: [*]

If any party’s aforementioned communication address or number changes (hereinafter referred to as the “Changing Party”), the Changing Party shall notify the other parties within seven (7) days of such change. If the Changing Party fails to notify the other party in a timely manner as agreed, the Changing Party shall be liable for any losses incurred as a result.

Article 13 Confidential

13.1	Confidentiality obligations

13.1.1	Without the prior written consent of the other party, neither party may make any public statement regarding this Agreement or any other or subsequent legal documents signed in connection with the matters described herein.

13.1.2	Except as otherwise provided in Article 13.2, each party shall treat any information received or obtained by the parties in connection with the conclusion or performance of this Agreement (or any other legal instrument entered into under this Agreement) relating to the following as confidential information and shall not disclose or use it to any third party or the public other than its employees or intermediaries who have the necessary knowledge to know:

(1)	The terms of this Agreement and any legal documents entered into pursuant to this Agreement;

(2)	Negotiations relating to this Agreement (and such other legal documents); and

(3)	Information on the business, financial or other affairs (including future plans and objectives) of any other party.

13.2	Exceptions

13.1	shall not be used to prohibit the disclosure of any information in the following circumstances:

13.2.1	The law, the rules or regulations of any regulatory authority or any recognized stock exchange require disclosure or use (but in this case, the party shall only disclose to the extent required by such requirements and shall endeavor to seek confidentiality treatment or other appropriate remedies to ensure the confidentiality of such information to the extent reasonably required by the non-disclosing party).

13.2.2	Disclosures may be made to all parties, their parent companies or investors, and professional advisors of all parties or their parent companies or investors, provided that such recipients of information comply with the provisions of Article 13 concerning such information as if they were parties to this Agreement.

13.2.3	The information has become publicly known not due to any breach of this Agreement by either party or any other person’s breach of their confidentiality obligations; or

13.2.4	The other party has given prior written approval for disclosure or use.

Article 14 Cost

14.1	All legal, financial and other expenses and costs incurred by the investor in connection with this transaction shall be borne by the investor.

14.2	Unless otherwise agreed in this Agreement, the Company shall pay and bear all taxes and government fees (if any) related to this round of investment.

Article 15 Other agreements

15.1	Divisibility

Each provision of this Agreement shall be independent and valid. If any provision of this Agreement is illegal, invalid, or unenforceable, or is declared illegal, invalid, or unenforceable by any competent arbitral tribunal or court, then:

(1)	The other provisions of this Agreement remain in full force and effect; and

(2)	The parties shall agree to modify or replace the aforementioned clauses that have been declared illegal, invalid, or unenforceable with legal, valid, and enforceable terms, the result of which shall be as consistent as possible with the commercial objectives anticipated by the parties at the time of signing this Agreement and in balance with the interests of the parties.

15.2	Applicability

Unless otherwise provided in this Agreement or other transaction documents, this Agreement and other transaction documents shall apply to and be binding on the parties and their respective authorized successors.

15.3	All Agreements

This Agreement and other transaction documents shall constitute the complete and sole agreement between the parties concerning all relevant matters under this Agreement, and supersede all prior oral or written agreements, contracts, understandings and communications between the parties concerning matters under this Agreement.

15.4	No implied abstention

Unless otherwise provided in this Agreement and by either party through a written waiver, nothing shall be deemed a waiver of any right under this Agreement by that party. A party’s waiver, in specific circumstances, of its right to pursue a breach of this Agreement by another party shall not be deemed a waiver of its right to pursue a similar breach of this Agreement by another party in other circumstances. Furthermore, any failure by a party to insist on strict performance of any provision of this Agreement, or to exercise any right under this Agreement, shall not be deemed a waiver of any such provision or of any future exercise of such right.

15.5	Non-transferable

No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, an Investor may assign any of its rights and obligations under this Agreement to any third party without the prior written consent of the other parties.

15.6	Effective

This agreement shall come into effect upon signature by all parties. Natural persons shall sign the agreement themselves, while legal persons and other parties shall sign the agreement and affix their official seal (if required) through their legal representatives or authorized representatives.

15.7	Revise

This Agreement is subject to amendment only upon being signed by all parties in a written document.

15.8	Language and text

This Agreement is written in Chinese. This Agreement and any supplementary agreements thereof may be executed in multiple copies, each copy being deemed an original, and all such copies together constitute the same Agreement. The parties may exchange signature pages electronically in PDF format or by fax. This Agreement, in its entirety (whether in copy or other form), shall be binding on the parties.

The following is the signature page of this agreement (no text follows)

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Guangzhou Yinlian Culture Co., Ltd. (Official Seal)

Signature:	/s/ Zhang Dingcheng
Name:	Zhang Dingcheng
Position:	Legal Representative

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Guangzhou Maltose Culture Communication Co., Ltd. (Official Seal)

Signature:	/s/ Zhang Rong
Name:	Zhang Rong
Position:	Authorized Signatory

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Guangzhou Qingniao Culture Co., Ltd. (Official Seal)

Signature:	/s/ Zhang Dingcheng
Name:	Zhang Dingcheng
Position:	Legal Representative

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Shenzhen Yaojin Creative Media Co., Ltd. (Official Seal)

Signature:	/s/ Wang Jianyong
Name:	Wang Jianyong
Position:	Legal Representative

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Cai Yuanyao

Signature:	/s/ Cai Yuanyao

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

FiEE (HK) Limited

Signature:	/s/ Li Wai Chung
Name:	Li Wai Chung
Position:	Authorized Signatory

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Zhang Dingcheng

Signature:	/s/ Zhang Dingcheng

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

the above, the parties hereby enter into this Investment Agreement on the date stated at the beginning of this document.

Zhang Rong

Signature:	/s/ Zhang Rong

Guangzhou Yinlian Culture Co., Ltd.

Investment Agreement Signature Page

Appendix I

Shareholder Agreement

I-1

Appendix II

Articles of Association

II-1

Appendix III

Key personnel

Name	ID number
Zhang Dingcheng	[*]
Zhang Rong	[*]

III-1

Appendix IV

Disclosure Letter

IV-1

Appendix V

Templates for employment contracts, confidentiality and
intellectual property protection agreements, and non-compete agreements

V-1